Exhibit 10.1

EXECUTION VERSION
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), dated as of September 17, 2018, is made and entered into by and between SOUTHCROSS ENERGY PARTNERS GP LLC (“SXE GP” or “Company”), the general partner of SOUTHCROSS ENERGY PARTNERS, L.P. (“SXE”), Southcross Holdings GP LLC (“Holdings GP”), which is the general partner of Southcross Holdings LP (“Holdings”), and each of their respective predecessor and successor entities (collectively, the “Company Entities”), and James W. Swent III (the “Executive”). Each party may be individually referred to as “Party” and collectively as “Parties”.
W I T N E S S E T H:
WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, pursuant to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, each intending to be legally bound, agree as follows:
1.Employment. On the terms and subject to the conditions set forth herein, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the “Employment Term” (as defined below). During the Employment Term, the Executive shall serve as the President and Chief Executive Officer of the Company and as the Chairman of the Board of Directors of SXE GP (the “Company Board”) and shall report to the Company Board, performing such duties and responsibilities as are customarily attendant to such positions with respect to the business of the Company and such other duties and responsibilities as may from time to time be assigned to the Executive by the Company Board. During the Employment Term, the Executive shall also serve as the President and Chief Executive Officer of Holdings GP. During the Employment Term, to the extent requested by the Company Board, the Executive shall also serve as a director or officer of any of the Company Entities, in each case without additional compensation.

2.Performance. The Executive shall serve the Company Entities faithfully and to the best of his ability and shall devote his full business time, energy, experience, and talents to the business of the Company Entities, as applicable, and will not engage in any other employment activities and/or director activities for any direct or indirect remuneration or otherwise, without the written approval of the Company Board; provided, however, that it shall not be a violation of this Agreement for the Executive to manage his personal investments or to engage in or serve such civic, community, charitable, educational, or religious organizations as he may select, so long as such service does not create a conflict of interest with, or interfere with the performance of, the Executive’s duties under this Agreement or conflict with the Executive’s covenants under Section 6 of this Agreement, in each case as determined in the reasonable, good faith judgment of the Company Board. For the avoidance of doubt, the Company Board acknowledges that it is aware that Executive

Exhibit 10.1

is a member of the board of directors of Harvey Gulf, and the Company Board hereby consents to Executive’s serving on the board of directors of Harvey Gulf.

3.Employment Term. Subject to earlier termination pursuant to Section 7, the term of employment of the Executive shall begin on September 17, 2018 (the “Commencement Date”), and shall continue through December 31, 2019 (the “Employment Term”). If the term of this Agreement is not mutually extended in writing, the term of employment under this Agreement shall expire as of the close of business on December 31, 2019 (sometimes, the “Expiration”). Although Executive’s employment is not intended to continue beyond the Expiration, if such employment does continue, it shall be on terms to be mutually agreed upon in writing by the Parties.

4.Locations and Time. The Executive’s principal place of employment shall be the Company’s offices located in Houston, Texas, with required business travel.

5.Compensation and Benefits.

(a)Base Salary. As compensation for his services hereunder and in consideration of the Executive’s other agreements hereunder, during the Employment Term, the Company shall pay the Executive an initial base salary, payable in equal installments in accordance with Company payroll procedures, at an annual rate of One Million ($1,000,000.00) (the “Base Salary”), subject to annual review by the Company Board for increase but not decrease. No compensation will be paid or allocated for the Executive’s services in any Board of Directors position(s).

(b)Bonuses.

(i)    Going Concern Bonus. During the Employment Term, the Executive shall be eligible to receive a “Going Concern Bonus” in the amount of Five Hundred Thousand Dollars ($500,000.00) upon attainment, either during the Employment Term, or during the four (4) month period subsequent to any termination by the Company without Cause or resignation by the Executive for Good Reason (a “Qualifying Termination”) (such four (4) month period, the “Tail Period”), of all of the Going Concerns Performance Factors described in subparts (1)-(3) below in a satisfactory manner, as determined in the good faith, reasonable judgment of the Boards;
(1)    Repayment of, amendment of (maturity extension), or replacement of the Holdings’ Tranche A Term Loans maturing August 2, 2019 (as defined in the Credit Agreement dated April 13, 2016 among Southcross Holdings Guarantor LP, Southcross Holdings Borrower GP LLC, Southcross Holdings Borrower LP, the Guarantors party thereto, the Lenders, UBS AG, Stamford Branch , as administrative agent and collateral agent), resulting in (i) all of the debt of Holdings, immediately following such transaction or transactions, maturing not sooner than April 30, 2020, and (ii) attainment of satisfactory additional loan terms for the debt of Holdings, as determined in the good faith, reasonable judgment of the Holdings Board; and
(2)    The occurrence of (i) the sale of SXE in its entirety, or (ii) the repayment of, amendment of (maturity extension), or replacement of SXE’s revolving credit agreement, resulting in all of the debt of SXE, immediately following such

Exhibit 10.1

transaction or transactions, maturing not sooner than April 30, 2020, with (x) covenant relief, and (y) satisfactory additional loan terms, each as determined in the good faith, reasonable judgment of the Boards; and
(3)    The audited financial statement for the year ending on December 31, 2018 for SXE and Holdings GP, as issued by Deloitte Touche LLP, shall not be a qualified opinion because of a “going concern” qualification.
If the Executive’s employment with the Company terminates for any reason prior to the attainment of all of the Going Concern Performance Factors, Executive’s right to the Going Concern Bonus shall be forfeited immediately upon such termination of employment without the payment of any consideration and the Executive shall cease to have any rights under this Section 5(c)(i). Notwithstanding the preceding:
(x)     if the Executive’s employment is terminated pursuant to a Qualifying Termination or as a result of the Expiration, the Going Concern Performance Factors are satisfied prior to the end of the Tail Period, the Executive is in full compliance with all obligations to the Company, including but not limited to Sections 6 and 7, and the Executive timely executes the release described in Section 7(e) below, then the Executive shall receive the Going Concern Bonus within thirty (30) days after all of such factors have been satisfied; and
(y)     if there is a Change of Control of both Holdings and SXE during the period the Executive is actively employed by the Company, or such Change of Control occurs during the Tail Period following a Qualifying Termination of the Executive (provided the Executive is in full compliance with all obligations to the Company, including but not limited to Sections 6 and 7, and the Executive timely executes the release described in Section 7(e) below), and such transaction or transactions causes the provisions of subparts (1) and (2) to be satisfied upon the closing of such transactions, as determined in the good faith, reasonable judgment of the Boards, and the audit for the resulting short tax year is thereafter successfully completed within sixty (60) days after the end of the calendar year during which the closing dates occur, then the Executive shall receive the Going Concern Bonus as soon as administratively feasible after such audit is completed.
(ii)    Change of Control Bonus. In the event that during the Employment Term (and in the event of a Qualifying Termination or Expiration, during the Tail Period) there occurs a Change of Control of Holdings (as defined below), the Company agrees to pay to the Executive a one-time lump sum cash payment in an amount equal to 1.0% of the equity value of the proceeds received by the equity owners of Holdings at the time of Closing (“Change of Control Bonus”). Payment of the Change of Control Bonus will be made as soon as administratively feasible following the closing date for such Change of Control.
(1)    If, prior to a Change of Control, the Executive’s employment with the Company terminates for any reason other than pursuant to a Qualifying Termination or Expiration (in which event Executive’s eligibility to receive the Change of Control Bonus shall extend thru the Tail Period), Executive’s right to a Change of Control Bonus shall be forfeited immediately upon such termination of employment (or, if applicable, upon the

Exhibit 10.1

end of the Tail Period) without the payment of any consideration and the Executive shall cease to have any rights under this Section 5(c)(ii).
(2)    For purposes of this Agreement, the term “Change of Control” means the first occurrence during the Employment Term, and in the event of a Qualifying Termination or Expiration, during the Tail Period, of any of the following events: (i) a report is filed with the U.S. Securities and Exchange Commission (the “SEC”) on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any “person” or “group” (as the term “person” or “group” is used in Section 13(d) or Section 14(d)(2) of the Exchange Act) is or has become a beneficial owner, directly or indirectly, of securities of Holdings that, together with any securities held by such person, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the equity interests of Holdings; (ii) Holdings is merged or consolidated with another entity and, as a result thereof, securities representing less than fifty percent (50%) of the combined voting power of the surviving or resulting entity’s securities (or of the securities of a parent entity in case of a merger in which the surviving or resulting entity becomes a wholly-owned subsidiary of such parent entity) are owned in the aggregate by holders of Holdings’ outstanding securities immediately before such merger or consolidation; or (iii) assets from Holdings that have a total gross fair market value equal to more than fifty percent (50%) percent of the total gross fair market value of all of the assets of Holdings are transferred to a third party.
(c)Benefits. During the Employment Term, the Executive shall, subject to and in accordance with the terms and conditions of the applicable plan documents and all applicable laws, be eligible to participate in all of the employee benefit, fringe, and perquisite plans, practices, policies, and arrangements the Company makes available from time to time to its similarly situated senior executive officers generally. The Executive will be eligible to participate in the Company’s benefits on the first day of the month following his Commencement Date.

(d)Vacation. The Executive shall be entitled to paid vacation at the accrual rate of 7.692 hours per pay period, for a total of 200 hours of Paid Time Off (“PTO”) per year, pro-rated based upon the Executive’s Commencement Date. The Executive may accrue a maximum of 250 hours of PTO.

(e)Business Expenses. The Executive shall be reimbursed by the Company for all reasonable and necessary business expenses actually incurred by him in performing his duties under this Agreement. All payments under this paragraph (f) will be made in accordance with policies established by the Company from time to time and subject to receipt by the Company of appropriate documentation. In addition, upon the execution hereof, Executive shall be reimbursed for up to ten thousand dollars ($10,000) in reasonable, documented legal fees and disbursements incurred in connection with the negotiation of this Agreement.

(f)401(k) Retirement Plan. During the Employment Term, the Executive shall, subject to and in accordance with the terms and conditions of the applicable plan documents and all applicable laws, be eligible to participate in the Company’s 401(k) Retirement Plan (the “Plan”).

Exhibit 10.1

The Company will match the Executive’s contributions to the Plan, up to six percent (6%) of the Executive’s Base Salary per year, subject to any applicable limitations under the Plan’s terms.

6.    Covenants of the Executive. In return for the consideration in this Agreement, the Executive acknowledges his intent to comply with the below restrictive covenant obligations. Executive agrees that these obligations commence on the Commencement Date and apply during and after the Employment Term of this Agreement, as stated below. The Executive acknowledges and the Company promises that in the course of his employment with the Company, the Executive will become familiar with the Company Entities’ valuable and proprietary trade secrets and other Confidential Information (defined below), business relationships, training, and goodwill of the Company Entities. Therefore, the Company and the Executive mutually agree that it is in the interest of both Parties for the Executive to enter into the restrictive covenants set forth in this Section 6 to, among other things, protect the legitimate business interests of the Company Entities, including the protection of the Company Entities’ Confidential Information, business relationships, training, and goodwill, and that such restrictions and covenants contained in this Section 6 are reasonable in geographic and temporal scope and in all other respects given the nature and scope of the Executive’s duties, his access to the Company Entities’ Confidential Information, business relationships, training and goodwill, and the nature and scope of the Company Entities’ businesses, and that such restrictions and covenants do not and will not unduly impair the Executive’s ability to earn a living after termination of his employment with the Company. The Executive further acknowledges and agrees that (i) the Company would not have entered into this Agreement but for the restrictive covenants of the Executive set forth in this Section 6, and (ii) such restrictive covenants have been made by the Executive in order to induce the Company to enter into this Agreement. Therefore, and in further consideration of, (A) the Company’s agreement to provide the Executive with access to the Company Entities’ Confidential Information, business relationships, training, and goodwill; (B) the mutual covenants and promises contained in this Agreement; and/or (C) the compensation and benefits to be paid or provided under this Agreement, and to protect the Company Entities’ business interests, Confidential Information, business relationships, training, and goodwill:

(a)    Confidentiality and Covenant of Non-Disclosure. Executive understands and acknowledges that during the course of Executive’s employment with the Company, Executive will have access to and learn about trade secret, confidential, secret and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to the Company and the Company Entities and their businesses, business relationships, goodwill, training, and existing and prospective customers, suppliers, investors and other associated third parties (“Confidential Information”) Further, this access to Confidential Information will continue through Executive’s last day of employment with the Company.

For purposes of this Agreement, “Confidential Information”. includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, assets, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results,

Exhibit 10.1

accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, sales information, revenue, costs, formulae, notes, communications, product plans, ideas, audiovisual programs, inventions, unpublished patent applications, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, distributor lists, and buyer lists of the Company Entities or any of their existing or prospective customers, suppliers, investors, or other associated third parties, or of any other person or entity that has entrusted confidential information to the Company Entities and which the Company Entities are obligated to keep confidential.

Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Executive understands and agrees that Confidential Information developed by Executive in the course of Executive’s employment with the Company shall be subject to the terms and conditions of this Agreement as if the Company Entities furnished the same Confidential Information to Executive in the first instance. Confidential Information and trade secrets shall not include information that is generally available to and known by the public, provided that such general availability and knowledge of the public is not due to breach of a confidentiality obligation by Executive or anyone else. In addition Confidential Information shall not include information which is lawfully disclosed to Executive by a third party who or which did not acquire the information under an obligation of confidentiality to or through the Company or is general business knowledge not unique or specific to the Company.
    (i)    Acknowledgment. Executive understands that the nature of Executive’s position has provided Executive with access to and knowledge of Confidential Information and placed Executive in a position of trust and confidence with the Company. Executive further understands and acknowledges that the Company’s ability to reserve the Confidential Information for the exclusive knowledge and use of the Company Entities is of great competitive importance and commercial value to the Company Entities, and that improper use or disclosure by Executive is likely to result in unfair or unlawful competitive activity or might cause the Company Entities to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, or criminal penalties.

    (ii)    Disclosure and Use Restrictions. Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company Entities not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company Entities and, in any event, not to anyone outside of the direct employ of the Company Entities) except as required in the performance of any of Executive’s authorized employment duties to the Company,

Exhibit 10.1

if any, and only with the prior consent of an authorized officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company Entities, except as required in the performance of any of Executive’s authorized employment duties to the Company or with the prior consent of an authorized officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). These obligations are in addition to any existing contractual or legal confidentiality obligation to which Executive may already be obligated. This Agreement does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive shall promptly provide written notice of any such order or non-waivable legal right to the Company Board.

(iii)    Duration of Confidentiality Obligations. Executive understands and acknowledges that Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately and shall continue so long as the information protected remains confidential in nature.

(iv)    Protected Disclosures. Notwithstanding the foregoing provisions, Executive acknowledges and agrees that nothing in this Agreement nor in any other Company policy or agreement is intended to, nor does it, interfere with or restrain Executive’s right to report unlawful actions to any law enforcement or administrative agency, or to participate in any such agency’s investigation, or to engage in any whistleblower or other activity protected or required by law. Further, neither this Agreement nor any other agreement or policy of the Company shall impose civil or criminal liability under any trade secret law or otherwise prohibit Executive from the following disclosures: (a) disclosures of trade secrets made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) disclosures of trade secrets made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or per court order, or (c) disclosures of trade secrets by a plaintiff to his attorney in a lawsuit for retaliation for reporting a suspected violation of law and use of the trade secret information in the court proceeding, if any document containing the trade secrets is filed under seal and does not disclose the trade secrets, except pursuant to court order. Executive is not required to notify the Company of these allowed reports or disclosures.

(v)    The Company Entities do not wish to incorporate any unlicensed or unauthorized material into their products or services. Therefore, the Executive agrees that he will not disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material which is a trade secret, or confidential or proprietary information, of any third party, including, but not limited to, any former employer, competitor, or client, unless the Company has a right to receive and use such information or material. The Executive will not incorporate into his work any material or information which is subject to the copyrights of any third

Exhibit 10.1

party unless the Company has a written agreement with such third party or otherwise has the right to receive and use such material or information.

(b)    Non-Solicitation and Non-Interference. Executive acknowledges that the highly competitive nature of the Company Entities’ business, Executive’s position with the Company, and the Confidential Information, business relationships, training, and goodwill provided to Executive during his employment with the Company, support Executive’s promises not to solicit or interfere with the Company Entities’ relationships with their customers and employees as stated below, during his employment with the Company and for a period of twelve (12) months after Executive’s employment ends (the “Restricted Period”) regardless of the reason for the separation, within any county in the State of Texas that is within any of District 1, 2, 3 or 4 of the Oil & Gas Division of the Railroad Commission of Texas or within any other county in any state, in which the Company Entities are engaged in business within the twelve (12) months before Executive’s employment ends (the “Restricted Territory”).

(i)    Employees. During the Restricted Period and in the Restricted Territory, Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the resignation or termination of employment of any employee or contractor of the Company Entities with whom Executive worked or about whom Executive had access to Confidential Information during Executive’s employment with the Company. This restriction shall not include any former, current, or potential employee or contractor of the Company Entities for whom Executive had no responsibility, no involvement, and about whom he had no access to Confidential Information during his employment with the Company. This restriction does not apply to postings and advertisements regarding job opportunities which are made available to the public and are not directed specifically toward Company Entities’ employees or contractors.
(ii)    Customers. Executive understands and acknowledges that because of Executive’s experience with and relationship to the Company, Executive will have access to and learn about much or all of the Company Entities’ customer information. “Customer Information” is considered Confidential Information and includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other confidential information identifying facts and circumstances specific to the customer and relevant to sales and/or services. Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm to the Company Entities.
During the Restricted Period and in the Restricted Territory, Executive agrees and covenants, not to directly or indirectly conduct business with, solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, text, and instant message), attempt to contact or meet with the Company Entities’ current or prospective customers (defined as potential customers towards whom the Company Entities have, within the last year of Executive’s employment, taken significant steps towards establishing a customer relationship) for purposes of conducting business which is competitive to that of the Company Entities.
This restriction shall only apply to: (a) Customers or prospective customers of the Company Entities that Executive had direct contact with in any way during the last year of Executive’s employment with the Company; or (b) Customers or prospective customers

Exhibit 10.1

about whom Executive has had access to trade secret or Confidential Information or Customer Information during Executive’s last year of employment with the Company.
(c)    Non-competition. Because of the Company’s legitimate business interest in protecting the Company Entities’ Confidential Information, business relationships, training, and goodwill to which Executive will have access to during Executive’s employment with the Company, and in return for all of the good and valuable consideration offered to Executive, Executive agrees and covenants not to engage in the Prohibited Activity during the Restricted Period and in the Restricted Territory.

For purposes of this non-competition clause, “Prohibited Activity” is carrying on or engaging in any activity as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, investor, lender, or any other similar capacity engaged in by Executive on Executive’s own behalf or on behalf of any person or entity carrying on or engaged in a business similar to and competitive with the business of the Company Entities (or those planning and intending to be carrying on and engaged in such a business) and that provides or is planning to provide any of the services or product sales as the Company Entities provides, including such entities engaged in or planning to be engaged in the business of: natural gas gathering, processing, treating, compression, and transportation, and NGL fractionation and transportation, and sourcing, purchasing, transporting, storage, and selling natural gas and NGLs, and any other services or products that the Company Entities currently provide. Executive expressly acknowledges and agrees that, due to the nature of Executive’s employment with the Company, any activities falling within the definition of Prohibited Activity would necessarily and inevitably involve the use and/or disclosure by Executive of the Company Entities’ trade secrets and Confidential Information. Restricted Territory and Prohibited Activity do not include any territory or geographic area or other portion of the business of the Company Entities in which Executive did not participate in the business of the Company Entities or take active steps to engage in the business of the Company Entities or about which Executive had no access to Confidential Information, training, business relationships, or goodwill of the Company Entities during the last year of Executive’s employment with the Company.

Any business, company, partnership, entity, or other form of organization that offers or intends to offer any of the products and/or services of the type offered by the Company Entities, in the Restricted Territory shall be considered to be carrying on or engaged in a business similar to and competitive with the business of the Company Entities.

Notwithstanding the foregoing, the Executive’s ownership solely as an investor of two percent (2%) or less of the outstanding securities of any class of any publicly-traded securities of any company shall not, by itself, be considered to be competition with the Company Entities.

(d)    Company Intellectual Property. The Executive agrees to promptly disclose to the Company any and all work product, inventions, artistic works, works of authorship, designs, methods, processes, technology, patterns, techniques, data, Confidential Information, patents, trade secrets, trademarks, domain names, copyrights, and the like, and all other intellectual property relating to the business of the Company Entities, which are created, authored, composed, invented, discovered, performed, perfected, or learned by the Executive (either solely or jointly with others)

Exhibit 10.1

during his employment with the Company (collectively, together with such intellectual property as may be owned or acquired by the Company Entities, the “Company Intellectual Property”). The Company Intellectual Property shall be the sole and absolute property of the Company Entities. All work performed by the Executive in authoring, composing, inventing, creating, developing, or modifying Company Intellectual Property and/or other work product to which copyright protection may attach during the course of the Executive’s employment with the Company shall be considered “works made for hire” to the extent permitted under applicable copyright law and will be considered the sole property of the Company Entities. To the extent such works, work product, or Company Intellectual Property are not considered “works made for hire,” all right, title, and interest to such works, work product, and Company Intellectual Property, including, but not limited to, all copyrights, patents, trademarks, rights of publicity, and trade secrets, is hereby assigned to the Company Entities and the Executive agrees, at the Company Entities’ expense, to execute any documents requested by the Company Entities at any time in relation to such assignment. The Executive acknowledges and agrees that the Company Entities are and will be the sole and absolute owners of all trademarks, service marks, domain names, patents, copyrights, trade dress, trade secrets, business names, rights of publicity, inventions, proprietary know-how, and information of any type, whether or not in writing, and all other intellectual property used by the Company Entities or held for use in the business of the Company Entities, including all Company Intellectual Property. The Executive further acknowledges and agrees that any and all derivative works, developments, or improvements based on intellectual property, materials, and assets subject to this Section 6 created during his employment with the Company (including, without limitation, Company Intellectual Property) shall be exclusively owned by the Company Entities. The Executive will cooperate with the Company Entities, at no additional cost to such Parties (whether during or after his employment with the Company), in the confirmation, registration, protection, and enforcement of the rights and property of the Company Entities in such intellectual property, materials, and assets, including, without limitation, the Company Intellectual Property.

(e)    Return of Company Property. Executive warrants and agrees that, as of the last day of his employment with the Company, Executive will return to the Company, without undertaking any unauthorized modification or deletion, all of the Company Entities’ property in Executive’s possession or control relating to Executive’s employment with the Company, including but not limited to, Company issued vehicles, computers, computer equipment, other equipment, Confidential Information, trade secrets, files, records, manuals, memoranda, documents, keys, access cards, credit cards, phone cards and all of the tangible and intangible property belonging to the Company Entities (hard copy or electronic) or its or their vendors, contractors, subcontractors, customers, or prospective customers. Executive will not retain any copies or summaries, electronic or otherwise, of such property, unless agreed to in writing by an authorized member of the Company Board. Notwithstanding the foregoing, to the extent such Company property is not in Executive’s possession on the last day of his employment with the Company, Executive covenants and agrees to use Executive’s best efforts to retrieve such Company property and return to the Company as soon after Executive’s last day of employment as reasonably possible.

(f)    Remedies. Executive agrees to fully comply with each of the terms of this Agreement in return for the opportunity to receive the consideration promised by the Company, which Executive acknowledges and agrees is good, valuable, and sufficient consideration to support the agreements contained herein. The Company will provide the consideration specified above only in return for

Exhibit 10.1

Executive’s promises made and continued compliance with all terms of this Agreement, including Executive’s promises to abide by any other obligations owed by Executive to the Company under applicable law or other agreements, to the extent such obligations involve duties of a fiduciary, non-disclosure, non-competition, or non-solicitation of customers or employees. Strict compliance with and satisfaction of this Agreement is a specific condition for the consideration provided by the Company under this Agreement, with such compliance and satisfaction determined by the Company in its sole discretion.

Executive understands that the promises and restrictions set forth in this Agreement may limit Executive’s ability to engage in certain actions but acknowledges that Executive has been provided sufficient consideration or benefits under this Agreement to justify such restrictions. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Agreement by Executive, and the Company shall be entitled to enforce such provisions by specific performance and injunctive or other equitable relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for such breach, but shall be in addition to all remedies available at law or in equity to the Company, including the recovery of damages involved in such breach, attorneys’ fees and costs, forfeiture of the opportunity to receive the consideration under this Agreement including any payments, and forfeiture of any amounts paid provided under this Agreement, and all remedies available to the Company pursuant to other agreements with Executive or under any applicable law. It is expressly understood and agreed that the Company and Executive consider each of the restrictions and obligations contained or referenced in this Agreement to be reasonable and necessary to protect the business of the Company Entities.
(g)    Tolling of Restricted Period. The duration of the Restricted Period shall be tolled and suspended for any period that Executive is in violation of these covenants up to a period of one year, unless such tolling is disallowed under applicable law.

(h)    Disclosure of Restrictive Covenants. Executive further acknowledges that in order to enforce his obligations under this Agreement, Executive and the Company may need to notify subsequent actual or potential employers or others of Executive’s obligations under this Agreement. Executive agrees to notify the Company of the identity of his employers for the Restricted Period before accepting a position with such employers, and Executive consents to the Company providing notification to these employers or others involved, of Executive’s ongoing obligations to the Company under this Agreement or under other applicable law.

7.    Termination.

(a)    Termination of Employment. The employment of the Executive under this Agreement and the Employment Term may be terminated at any time (i) by the Company with Cause on written notice to the Executive and in accordance with the provisions of Section 7(a)(1) below, (ii) by the Company without Cause on written notice to the Executive, (iii) by the Company due to the Executive’s Disability on written notice to the Executive in accordance with the provisions of Section 7(a)(3) below, (iv) by the Executive with Good Reason on written notice to the Company and in accordance with the provisions of Section 7(a)(2) below, (v) by the Executive without Good Reason on written notice to the Company, (vi) without action by the Company, the Executive, or

Exhibit 10.1

any other person or entity, immediately upon the Executive’s death, or (vii) without action by the Company, the Executive, or any other person or entity, automatically upon the Expiration. If the Executive’s employment is terminated for any reason under this Section 7, the Company shall be obligated to pay or provide to the Executive (or his estate, as applicable) in a lump sum within thirty (30) days following such termination, or at such other time prescribed by any applicable plan: (A) any Base Salary payable to the Executive pursuant to this Agreement, accrued up to and including the date on which the Executive’s employment terminates, (B) any vested employee benefits to which the Executive is entitled upon termination of his employment with the Company in accordance with the terms and conditions of the applicable plans of the Company, (C) reimbursement for any unreimbursed business expenses incurred by the Executive prior to his date of termination pursuant to Section 5(f), and (D) payment for accrued but unused vacation time as of the date of his termination, in accordance with Company policy.

(1)    The Company shall have “Cause” to terminate the Executive’s employment hereunder upon: (A) the Executive’s willful or continued failure to satisfactorily perform his lawful and reasonable material duties (other than any such failure resulting from his Disability) or to devote the Executive’s full time and effort to his position hereunder; (B) the Executive’s material violation of any material Company policy, code of conduct, or agreement, including this Agreement; (C) the Executive’s failure to follow lawful and reasonable directives from the Company Board, (D) the Executive’s gross negligence or material misconduct; (E) the Executive’s commission at any time of any material act of fraud, embezzlement, misappropriation, material misconduct, conversion of assets of the Company Entities, or breach of fiduciary duty against the Company Entities (or any predecessor thereto or successor thereof); or (F) conviction of the Executive of a felony or crime involving moral turpitude (and excluding convictions of traffic violations which do not result in serious bodily injury or death). Notwithstanding anything set forth herein to the contrary, prior to the Company having the right to discharge Executive pursuant to clauses (A) and (B) of the immediately preceding sentence, if the violation of (A) or (B) is curable and the first violation of (A or (B) by Executive, then the Company shall first be required to give Executive at least thirty (30) days’ prior written notice of any alleged breach of (A) or (B) (the “Notice”), and for such Notice to be effective it must specify in reasonable detail the nature of, and facts and circumstances relative to, the violation of (A) or (B), and if curable, Executive shall have a reasonable opportunity to cure any such alleged improper actions within such thirty (30) day period (and in the event Executive fully cures the violation of (A) or (B), such action will not be the basis of a termination for Cause. Any determination of Cause shall be made only by formal action of a majority of the Company Board not including Executive.
(2)    The Executive shall have “Good Reason” to terminate the Executive’s employment hereunder within ninety (90) days after the occurrence of one or more of the following conditions without the Executive’s written consent: (A) the Executive is removed from the office of Chief Executive Officer of the Company or as a member of the Company Board; (B) a material reduction in the Executive’s Base Salary; (C) a material breach of this Agreement by the Company; (D) the Executive is required to report directly to any other executive officer of the Company; or (E) there is a change in the geographic location at which Executive must perform Executive’s services hereunder to a location more than fifty (50) mile radius from Dallas or Houston, Texas; provided, however, that no Good Reason shall exist unless Executive provides the Company with written notice (the “Executive Notice”) of the condition set forth in clauses (A) through (E) of th

Exhibit 10.1

is sentence and the Company has not cured such condition within thirty (30) days of the Executive Notice.
(3)    For purposes of this Agreement, “Disability” means the Executive’s inability to perform his essential duties as a result of any physical or mental injury, illness, or incapacity, which condition continues for at least 180 days in any consecutive period of 365 days, as determined by a physician selected by Company Board.
(b)    Severance Benefits. In the event of Qualifying Termination, the Company will pay the Executive a Severance Benefit of a one-time lump sum payment equal to seventy percent (70%) of the Executive’s then current annual Base Salary, subject to applicable tax withholdings; provided that (A) the termination occurs prior to December 31, 2019, (B) the termination is not associated with or related to a Change of Control of Holdings, and (C) the Executive is in compliance with and remains in compliance with the covenants in Section 6 and all other terms of this Agreement; provided, however, that if any amount is paid under this Section 7(b) and a Change of Control subsequently occurs during the Tail Period following the Executive’s termination, then the Going Concern Bonus (if any) and/or Change of Control Bonus (if any) payable to the Executive as a result of a Change of Control shall be reduced on a dollar for dollar basis by such payment amount. Severance shall not be payable under this Agreement as a consequence of and the Expiration of the Agreement.

(c)    No Additional Rights. The Executive acknowledges and agrees that, except as specifically described in this Section 7, all of the Executive’s rights to any compensation, benefits, bonuses, or severance from the Company Entities after termination of the Employment Term shall cease upon such termination.

(d)    Resignation as Officer or Director. Upon a termination of employment, unless requested otherwise by the Company, the Executive shall resign each position (if any) that the Executive then holds as a director or officer of the Company Entities. The Executive’s execution of this Agreement shall be deemed the grant by the Executive to the officers of the Company of a limited power of attorney to sign in the Executive’s name and on the Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

(e)    Conditions to Receive Severance or Utilize the Tail Period and Timing of Payment. As a condition to the payment of any benefit related to or paid after the termination of employment, including the Severance Benefits described above or any payment or bonus which utilizes the Tail Period, the Executive (or the Executive’s executor, legal guardian, or other legal representative in the case of the Executive’s death or disability) shall execute and not revoke a waiver and release of all claims against the Company Entities pursuant to the Company’s then standard form, as updated to comply with applicable laws and the specifics of the Executive’s separation, within thirty (30) days following the Executive’s termination date. As a further condition to the payment of any benefit related to or paid after the termination of employment, including the Severance Benefits or any payment which utilized the Tail Period, the Executive must be in compliance with all terms of this Agreement and all obligations to the Company under any other agreements or applicable law.

Exhibit 10.1

8.    Notices.     All notices, requests, demands, claims, consents, and other communications which are required, permitted, or otherwise delivered under this Agreement shall in every case be in writing and shall be deemed properly served if: (i) delivered personally, (ii) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (iii) delivered by a recognized overnight courier service, to the Parties at the addresses as set forth below:

If to the Company:        Southcross Energy Partners GP LLC
1717 Main Street, Suite 5200
Dallas, Texas 75201
Attention: General Counsel
If to the Executive:
At the Executive’s residence address as maintained by the Company in the regular course of its business for payroll purposes.
With a copy simultaneously by like means (but which shall not constitute notice) to:
Zukerman Gore Brandeis & Crossman, LLP
Eleven Times Square
New York, New York 10036
Attention: Clifford A. Brandeis, Esq.
or to such other address as shall be furnished in writing by either Party to the other Party; provided that such notice or change in address shall be effective only when actually received by the other Party. Date of service of any such notices or other communications shall be: (i) the date such notice is personally delivered, (ii) three days after the date of mailing if sent by certified or registered mail, or (iii) one business day after date of delivery to the overnight courier if sent by overnight courier.
9.    Section 409A.

(a)    The intent of the Parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (and the regulations and guidance promulgated thereunder (collectively “Section 409A”), and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Section 409A.  Any terms of this Agreement that are undefined or ambiguous shall be interpreted by the Company in its discretion in a manner that complies with Section 409A to the extent necessary to comply with Section 409A. If for any reason, such as imprecision in drafting, any provision of this Agreement (or of any award of compensation, including, without limitation, equity compensation or benefits) does not accurately reflect its intended establishment of an exemption from (or compliance with) Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company. If, notwithstanding the foregoing provisions of this Section 9, any provision of this Agreement would cause the Executive to incur

Exhibit 10.1

any additional tax or interest under Section 409A, the Company shall, after consulting with the Executive, reform such provision in a manner intended to avoid the incurrence by the Executive of any such additional tax or interest; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Section 409A.

(b)    If the Executive is deemed at the time of the Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of any termination or other similar payments and benefits to which the Executive may be entitled hereunder (after taking into account all exclusions applicable to such payments or benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i), such portion of such payments and benefits shall not be provided to the Executive prior to the earlier of (i) the expiration of the 6-month period measured from the date of the Executive’s separation from service with the Company, or (y) the date of the Executive’s death; provided that upon the earlier of such dates, all payments and benefits deferred pursuant to this Section 9(b) shall be paid in a lump sum to the Executive, and any remaining payments and benefits due hereunder shall be provided as otherwise specified herein. The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) as of the time of the Executive’s separation from service shall be made by the Company in accordance with the terms of Section 409A.

(c)    To the extent that any amount is paid under this Agreement as a series of installment payments and such payments are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A, then each such payment that the Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

(d)    Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, without limitation, that (i) in no event shall any fees, expenses, or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses, or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code of 1986, as amended (the “Code”), solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.

(e)    In the event that the Executive is required to execute a release to receive any payments from the Company that constitute nonqualified deferred compensation under Section 409A, payment of such amounts shall not be made or commenced until the sixtieth (60th) day following such termination of employment. Any payments that are suspended during the sixty (60)

Exhibit 10.1

day period shall be paid on the date the first regular payroll is made immediately following the end of such period.

(f)    For purposes of this Agreement, any reference to “termination” of the Executive’s employment shall be interpreted consistent with the meaning of the term “separation from service” in Section 409A(a)(2)(A)(i) and no amounts which are classified as “nonqualified deferred compensation” for purposes of Section 409A shall be paid to the Executive prior to the date he incurs a separation from service under Section 409A(a)(2)(A)(i).

(g)    The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A.

10.    Limitations on Severance Payment and Other Payments or Benefits.

(a)    Notwithstanding any provision of this Agreement, if any portion of the payments under this Agreement, or under any other agreement with the Executive or any plan of the Company or its affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 10, result in the imposition on the Executive of an excise tax under Section 4999 of the Code, then the Total Payments to be made to the Executive shall either be (i) delivered in full, or (ii) delivered in such amount so that no portion of such Total Payment would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).

(b)    Within forty (40) days following a termination of employment or notice by one party to the other of its belief that there is a payment or benefit due the Executive that will result in an excess parachute payment, the Executive and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of a nationally recognized tax counsel (“National Tax Counsel”) selected by the Company (which may be regular outside counsel to the Company), which opinion sets forth (i) the amount of the Base Period Income (as defined below), (ii) the amount and present value of the Total Payments, (iii) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to subsection (a), and (iv) the net after-tax proceeds to the Executive, taking into account the tax imposed under Section 4999 of the Code if (x) the Total Payments were reduced in accordance with subsection (a), or (y) the Total Payments were not so reduced. The opinion of National Tax Counsel shall be addressed to the Company and the Executive and shall be binding upon the Company and the Executive. If such National Tax Counsel opinion determines that subsection (a)(ii) above applies, then the Termination Payment hereunder or any other payment or benefit determined by such counsel to be includable in Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit

Exhibit 10.1

with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Termination Payments (on the basis of the relative present value of the parachute payments).

(c)    For purposes of this Agreement: (i) the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Section 280G of the Code and such “parachute payments” shall be valued as provided therein; (ii) present value shall be calculated in accordance with Section 280G(d)(4) of the Code; (iii) the term “Base Period Income” means an amount equal to the Executive’s “annualized includible compensation for the base period” as defined in Section 280G(d)(1) of the Code; (iv) for purposes of the opinion of National Tax Counsel, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive; and (v) the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation, and state and local income taxes at the highest marginal rate of taxation in the state or locality of the Executive’s domicile (determined in both cases in the calendar year in which the termination of employment or notice described in subsection (b) above is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(d)    If such National Tax Counsel so requests in connection with the opinion required by this Section 10, the Executive and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive solely with respect to its status under Section 280G of the Code.

11.    General.

(a)    Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Texas, without regard to the conflict of law provisions of any jurisdiction.

(b)    Jurisdiction; Venue. Each of the Parties irrevocably submits to the exclusive jurisdiction of any federal or state court located in the State of Texas, County of Harris over any suit, action, dispute, or proceeding arising out of or relating to this Agreement and each of the Parties agrees that any action relating in any way to this Agreement must be commenced only in the courts of the State of Texas, federal or state, and the prevailing party in any suit, action, dispute, or proceeding shall be reimbursed by the non-prevailing party, upon final non-appealable decision of the matter, for all legal costs and expenses incurred by the prevailing party in connection with such suit, action, dispute or proceeding, including but not limited to any costs incurred by the prevailing party in connection with enforcing its right to receive such reimbursement of legal costs and expenses pursuant to this Section 11(b).

Exhibit 10.1

(c)    Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT.

(d)    D&O Insurance. At all times during the Employment Term (i) the Company shall maintain directors and officers liability insurance in amounts, and upon such terms and conditions, and with such insurance carriers, no less favorable than in existence upon the Commencement Date, and (ii) the Executive shall be covered by such directors and officers liability insurance to the fullest extent provided under law.

(e)    Representations; Modifications; Severability. Executive acknowledges that Executive has not relied upon any representations or statements, written or oral, not set forth in this Agreement. This Agreement cannot be modified, except in writing and signed by both Parties (or as modified by a court of competent jurisdiction for enforcement purposes). If any part of this Agreement is found to be unenforceable by a court of competent jurisdiction, then such unenforceable portion shall be modified by the court to be enforceable. If modification is not possible, then such unenforceable provision will be severed from and shall have no effect upon the remaining portions of the Agreement.

(f)    Successors and Assigns. This Agreement shall bind to the benefit of and be enforceable by the Company and the Company Entities and their successors and assigns, and the Executive and the Executive’s heirs, executors, administrators, and successors; provided that the Company Entities may assign this Agreement, only if, and any other assignment whether by matter of law or otherwise shall be conditioned upon the result that, all rights hereunder shall inure to the benefit of, and all obligations hereunder shall be deemed to be expressly assumed and shall be the responsibility of, the assignee, including but not limited to any subsidiary or affiliate of the Company Entities or any person, firm, or corporation resulting from the reorganization of the Company Entities or succeeding to the business or assets of the Company Entities by purchase, merger, consolidation, or otherwise, including but not limited to pursuant to a Change of Control; and provided further that in the event of the Executive’s death, any unpaid amount due to the Executive under this Agreement shall be paid to his estate. Executives’ services and obligations under this Agreement are personal in nature and may not be assigned.

(g)    Cooperation. During the Employment Term and thereafter, the Executive shall cooperate with the Company Entities and be reasonably available to the Company Entities with respect to continuing and/or future matters related to the Executive’s employment period with the Company, whether such matters are business-related, legal, regulatory or otherwise (including, without limitation, the Executive appearing at the Company Entities’ request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company Entities all pertinent information, and turning over to the Company Entities all relevant documents which are or may come into the Executive’s possession).

Exhibit 10.1

(h)    Executive’s Representations. The Executive hereby represents and warrants to the Company that: (i) the execution, delivery, and performance of this Agreement by the Executive does not and shall not conflict with, breach, violate, or cause a default under any contract, agreement, instrument, order, judgment, or decree to which the Executive is a party or by which the Executive is bound; (ii) the Executive is not a party to or bound by any employment agreement, noncompetition agreement, nonsolicitation agreement, or confidentiality agreement with any other person or entity besides the Company that will interfere with or prohibits his services to be provided to the Company under this Agreement; and (iii) the Executive does not possess nor will he use or disclose any confidential information, trade secrets, or proprietary information of any other person or entity during the course of his employment with the Company.

(i)    Compliance with Rules and Policies. The Executive shall perform all services in accordance with the policies, procedures, and rules established by the Company and the Company Board. In addition, the Executive shall comply with all laws, rules, and regulations that are generally applicable to the Company Entities and their respective employees, directors, and officers. The Executive will review and agree to the Company’s Employee Handbook within the first week after the Commencement Date and must provide proof of authorization to work in the United States and pass a background check and drug screening.

(j)    Forfeiture/Repayment Obligations. Notwithstanding any other provision of this Agreement to the contrary, Executive agrees that any payments or benefits, including any Severance Benefits, owed to him under this Agreement shall be used to repay any amounts owing to the Company by Executive and shall be subject to any clawback, forfeiture, repayment, or recoupment policy of the Company, as in effect from time to time, or any clawback, forfeiture, repayment, or recoupment otherwise required by applicable law.

(k)    Withholding Taxes. All amounts payable under this Agreement shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

(l)    Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the Agreement’s subject matter and terminates and supersedes any and all prior agreements, understandings, and representations, whether written or oral, by or between the Parties which may have related to the Agreement’s subject matter in any way.

(m)    Counterparts. This Agreement may be executed in two or more original, facsimile or electronic (i.e., PDF or portable document format) counterparts, all of which taken together shall constitute one instrument.

[Remainder of Page Intentionally Left Blank]

Exhibit 10.1

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.
SOUTHCROSS ENERGY PARTNERS GP LLC

Date: September 17, 2018	By:	/s/ Kelly Jameson
	Name:	Kelly J. Jameson
	Title:	SVP and General Counsel

James W. Swent III

Date: September 17, 2018	/s/ James W. Swent III

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT